Exhibit 99.20

News Release
Imperial Announces Rights Offering

Vancouver | May 18, 2021 | Imperial Metals Corporation (the "Company") (TSX:III) announces that it will conduct a rights offering (the "Rights Offering") to raise net proceeds of up to approximately C$60.2 million, through the issuance of rights ("Rights") to subscribe for an aggregate of 12,853,267 common shares of the Company ("Common Shares") at a subscription price of C$4.70 per Common Share.

The Rights Offering is being made to all existing shareholders in eligible jurisdictions, as disclosed in the Company's rights offering circular dated May 18, 2021 (the "Rights Offering Circular").

The following insiders (the "Committed Insiders") have agreed to exercise all of their Rights and to cause their affiliates to do so: N. Murray Edwards ("Edwards"), a significant shareholder of the Company; Brian Kynoch, the President of the Company; and Larry Moeller, a director of the Company. The Rights to be issued to the Committed Insiders and their affiliates represent approximately 45.2% of the Rights Offering.

The Company intends to use a significant portion of the proceeds from the Rights Offering on its portion of the operating and capital expenditures at the Red Chris mine, general working capital purposes and to repay its short term debt. Included within the category “general working capital purposes” are general working capital requirements for all of the Company's business operations, general corporate and administrative activities, exploration activities, and preliminary work on reopening mines currently in care and maintenance. The repayment of the Company's short term debt relates to the unsecured short term debt incurred in March 2021 in the amount of C$10,000,000 from an affiliate of a major shareholder, N. Murray Edwards. The funds were used by the Company to fund its share of the capital expenditures at the Red Chris mine.

The Rights Offering is being made to the holders of Common Shares of record at the close of business (Pacific Time) on May 28, 2021.

The Company will issue one Right for each outstanding Common Share. Each Right will be exercisable to acquire 0.1 Common Shares of the Company, upon payment of the subscription price per Common Share (called the "Basic Subscription Privilege"). Fractional shares will not be issued and any fractions will be rounded down to the nearest whole number. To illustrate: an eligible holder of 10,000 shares as of the record date would be issued 10,000 Rights, which would entitle the holder to subscribe for 1,000 shares (10,000 x 0.1) for an aggregate price of C$4,700 (1,000 x C$4.70).

The Rights will trade on the Toronto Stock Exchange under the symbol "III.RT" commencing on May 27, 2021 and will trade until 9:00 a.m. (Pacific Time) on June 25, 2021. The Rights will expire at 2:00 p.m. (Pacific Time) on June 25, 2021 (the "Expiry Time"), after which time unexercised Rights will be void and of no value. Shareholders who fully exercise their Rights will be entitled to subscribe pro rata for additional Common Shares (the "Additional Common Shares") in the Rights Offering, if available, as a result of unexercised Rights prior to the Expiry Time, subject to certain limitations set out in the Rights Offering Circular (the "Additional Privilege").

A rights offering notice ("Notice") and Rights DRS advice statements ("Rights DRS") will be mailed to each registered shareholder of the Company resident in Canada and certain other eligible jurisdictions as at the record date. Registered shareholders who wish to exercise their Rights must forward the completed Rights DRS, together with the applicable funds, to the Rights agent, Computershare Investor Services Inc., on or before the Expiry Time. Eligible shareholders who own their Common Shares through an intermediary, such as a bank, trust company, securities dealer or broker, will receive materials and instructions from their intermediary.

imperialmetals.com

Further details of the Rights Offering are contained in the Rights Offering Circular, which will be filed on SEDAR under the Company's profile at www.sedar.com and will be available at the Company’s website at www.imperialmetals.com, from your dealer representative or by contacting the Chief Financial Officer at 604.488.2658 or by email at darb.dhillon@imperialmetals.com. The Company is also registering the offer and sale of the shares issuable on exercise of the Rights on a Form F-7 registration statement under the U.S. Securities Act of 1933, as amended.  Shareholders in the United States should also review the Company’s Registration Statement on Form F-7 which will be filed with the United States Securities and Exchange Commission and can be found at www.sec.gov and may also be obtained by contacting the Chief Financial Officer at 604.488.2658 or by email at darb.dhillon@imperialmetals.com.

The Rights Offering is subject to certain conditions including, but not limited to, the receipt of all necessary regulatory approvals, including the acceptance of the Toronto Stock Exchange.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

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About Imperial

Imperial is a Vancouver based exploration, mine development and operating company. The Company, through its subsidiaries, owns a 30% interest in the Red Chris mine, and a 100% interest in both the Mount Polley and Huckleberry copper mines in British Columbia.

Company Contacts

Brian Kynoch | President | 604.669.8959
Darb Dhillon | Chief Financial Officer | 604.488.2658

Forward-Looking Information and Risks Notice

Certain information contained in this news release are not statements of historical fact and are "forward-looking" statements. Forward-looking statements relate to future events or future performance and reflect Company management's expectations or beliefs regarding future events and include, but are not limited to, specific statements regarding the Rights Offering, the stand-by commitment of Edwards and the intended use of proceeds raised under the Rights Offering. In certain cases, forward-looking statements can be identified by the use of words such as “plans”, “expects” or “does not expect”, “is expected”, “outlook”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved” or the negative of these terms or comparable terminology. In this document certain forward-looking statements are identified by words including “guidance”, “expectations”, “targeted”, “plan”, “planned”, “estimated”, “calls for” and “expected”. Forward-looking information is not based on historical facts, but rather on then current expectations, beliefs, assumptions, estimates and forecasts about the business and the industry and markets in which the Company operates, including assumptions that: the Company will receive all necessary regulatory, stock exchange and third party approvals in respect of the Rights Offering; the Committed Insiders will exercise their Rights; the timing of the Rights Offering will meet the Company’s expectations based on its business and operational requirements; the Rights Offering will provide sufficient liquidity to support the Company’s intended use of the proceeds therefrom. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. We can give no assurance that the forward-looking information will prove to be accurate.

By their very nature forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, risks that the Rights Offering will not provide the expected liquidity or benefits to the Company’s business or operations; risks that required consents and approvals will not be received in order to advance or complete the Rights Offering; uncertainties relating to the cost of completing the Offering; risks that could cause the Company to allocate the proceeds of the Offering in a manner other than as disclosed, including all of the risks related to the Company's business, financial condition, result of operations and cash flows; and other risks of the mining industry as well as those factors detailed from time to time in the Company's interim and annual financial statements and management's discussion and analysis of those statements, all of which are filed and available for review on sedar.com. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward looking statements.

imperialmetals.com